    As Filed with the Securities and Exchange Commission on September 24, 1997
                                                Registration No. 333-33107

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         NUKO INFORMATION SYSTEMS, INC.
                (Name of registrant as specified in its charter)

                 DELAWARE                                        16-0962874
(State or other jurisdiction of incorporation                 (I.R.S. Employer
                or jurisdiction)                             Identification No.)
                               ------------------

                                 2391 QUME DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 526-0288
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ------------------

                PRATAP KESAV KONDAMOORI, CHIEF EXECUTIVE OFFICER
                         NUKO INFORMATION SYSTEMS, INC.
                                 2391 QUME DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 526-0288
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                               ------------------
                                  WITH COPY TO:
                                 DEBRA K. WEINER
                           GROVER T. WICKERSHAM, P.C.
                         430 CAMBRIDGE AVENUE, SUITE 100
                           PALO ALTO, CALIFORNIA 94306

                               ------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
          TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                             PROPOSED               PROPOSED
                                             MAXIMUM                MAXIMUM
TITLE OF SECURITIES       AMOUNT TO       OFFERING PRICE           AGGREGATE              AMOUNT OF
 TO BE REGISTERED       BE REGISTERED      PER SHARE(1)         OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK(1)           2,424,138           $3.125              $7,575,431.25             $2,296(2)
------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") and equal to the closing sales price of the Common Stock on The Nasdaq National Market on September 19, 1997.
(2)  $1,904 was previously paid.
(3) Also registered hereby is an indeterminate number of shares issuable pursuant to the anti-dilution provisions of the warrants held by certain selling stockholders, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416 under the Securities Act.




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES EXCHANGE ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             2,424,138 SHARES



                      NUKO INFORMATION SYSTEMS, INC.

                               COMMON STOCK


     This Prospectus covers 2,424,138 shares (the "Shares") of the Common Stock, par value $0.01 per share (the "Common Stock") of NUKO Information Systems, Inc. (the "Company") for reoffer or resale from time to time by the certain selling stockholders of the Company's securities (the "Selling Stockholders"), or by their pledgees, donees, transferees or other successors in interests (sometimes referred to as "Sellers"). See "Selling Stockholders." Of the Shares, 1,403,730 Shares were issued or are issuable to certain Selling Stockholders upon exercise of outstanding Warrants, and the remaining 1,020,408 Shares were purchased from the Company in a private transaction.


     The Shares may be offered by the Sellers from time to time in brokerage transactions (which may include block transactions), in the over-the-counter market or negotiated transactions at prices and terms prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. Such shares may be sold directly to purchasers, through broker-dealers acting as agents for the Sellers or to broker-dealers who may purchase the Sellers' Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise, or by a combination of these methods. Broker-dealers who effect these transactions may receive compensation in the form of discounts or commissions from the Sellers or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom them may sell as a principal, or both. See "Plan of Distribution."

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Act") and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Act.

     All expenses of this offering will be paid by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Stockholders. Estimated expenses payable by the Company in connection with this offering are approximately $50,000. The Company will not receive any part of the proceeds from the resale of the Shares by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.





     The Company's Common Stock is currently traded on The Nasdaq National Market under the symbol "NUKO." On September 19, 1997, the closing sale price of the Common Stock on Nasdaq was $3-1/8 per share.


     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


            THE DATE OF THIS PROSPECTUS IS SEPTEMBER 24, 1997.

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Furthermore, the Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       INFORMATION INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

       (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act;


      (ii) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, filed pursuant to Section 13 of the Exchange Act, as amended by Form 10-Q/A for each such period;



     (iii) The Company's Current Reports on Form 8-K, dated March 5, 1997, February 14, 1997 and July 25, 1997, filed pursuant to Section 13 of the Exchange Act;


      (iv) The Company's Definitive Proxy Statement for the May 28, 1997 Annual Meeting of Stockholders;

       (v) All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering; and

      (vi) The description of the Company's Common Stock contained in Form 8-A, filed pursuant to Section 12(g) of the Exchange Act.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any documents described above, other than certain exhibits to such documents. Request should be addressed to: NUKO Information Systems, Inc., 2391 Qume Drive, San Jose, California 95131, Attention: Secretary, telephone (408) 526-0288.

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts herein set forth since the date hereof.

                               PROSPECTUS SUMMARY


     CERTAIN STATEMENTS SET FORTH IN THIS PROSPECTUS AND INCORPORATED
HEREIN BY REFERENCE THAT ARE NOT HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. REFERENCE IS MADE IN PARTICULAR TO THE DISCUSSIONS SET FORTH UNDER THE HEADINGS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE PERIODS ENDED MARCH 31, 1997 AND JUNE 30, 1997. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING THE FACTORS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BELOW, WHICH MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY PROJECTED RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH REFLECT MANAGEMENT'S ANALYSIS ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


                                    THE COMPANY

     The Company designs, markets and sells one-way and two-way video networking products that form essential building blocks in the development of broadband (high capacity) video networks. The Company's standards compliant products allow its customers to compress and decompress digital video and to transmit signals over many types of networks using different interfaces and protocols. The Company's digital compression and decompression products are sold under the trade names Highlander and RAVE and its network solutions are sold under the trade name Intelligent Broadband Services Network ("IBSN"). The Company markets its products and network solutions for enterprise-wide private networks and public networks offered by carriers such as telephone companies, cable companies, satellite companies and microwave communications companies.

     The Company's products are comprised of codecs and multiplexors, which enable video compression and decompression and network interfacing. Such products enable a user to digitize analog signals and to encode, compress, transmit, receive, decompress, decode and display multimedia data streams, allowing the rapid and cost-effective communication of data from the point of origin to remote locations.

     The Company's Highlander products serve the one-way broadcast television market and markets for corporate broadcasting and remote surveillance applications. The Company has targeted its RAVE products at two-way video conferencing, telemedicine, distance learning, remote arraignment and post-production video editing. The Company sells its Highlander and RAVE products separately and in combination as part of its IBSN integrated platform. The Company intends to provide its IBSN customers with Highlander and RAVE products, other standards compliant products, video network consulting services and software to integrate the various pieces of the network, creating a turnkey video network solution.

     The Company's principal executive offices are located at 2391 Qume
Drive, San Jose, California 95131, and its telephone number is (408) 526-0288. The Company was incorporated in 1968 under the laws of the State of New York under the name Yondata Corporation. In January 1997, the Company reincorporated under the laws of the State of Delaware. All references in this Prospectus to the "Company" or "NUKO" mean NUKO Information Systems, Inc., a Delaware corporation, and its predecessor corporation.

                                        THE OFFERING

Common Stock Offered by the Selling Stockholders. . . .        2,424,138 shares

Common Stock Outstanding. . . . . . . . . . . . . . . .        14,585,605 shares as of September 19, 1997(1)

Risk Factors. . . . . . . . . . . . . . . . . . . . . .        An investment herein involves a high degree of
                                                               risk and should not be considered by investors
                                                               who cannot afford to lose their entire investment

Use of Proceeds . . . . . . . . . . . . . . . . . . . .        The Company will receive no proceeds from the
                                                               sale of the Shares offered hereby by the Selling
                                                               Stockholders

Nasdaq National Market Symbol . . . . . . . . . . . . .        NUKO

__________

(1) Does not include (i) up to 2,445,596 shares issuable upon exercise of outstanding options granted pursuant to the Company's stock option plans; and (ii) up to 2,509,138 shares issuable upon exercise of outstanding warrants. Also does not include shares issuable upon conversion of 4,251 shares of outstanding Series A Convertible Preferred Stock (at a value of approximately $4,251,000), plus the 7% annual dividend premium, which are convertible into Common Stock based on a conversion price that is the lesser of $16 or a discount to the market price based on a ten-day trading period preceding the date of conversion. The foregoing notwithstanding, as of September 19, 1997, the holder of the Series A Convertible Preferred Stock may only convert its outstanding Series A Preferred Stock into an aggregate of 353 additional shares before reaching an aggregate ownership percentage of 19.99% calculated as of the date of the issuance of the Series A Preferred Stock. Any excess shares over 19.99% that are issuable upon conversion of outstanding Series A Convertible Preferred Stock are subject to mandatory redemption unless the Company obtains stockholder approval of the additional conversions over 20%. In addition, upon conversion of any additional shares of Series A Preferred Stock, the Company will be required to issue warrants equal to one-half the number of shares issued upon conversion, which will be exercisable at $15 per share.

                               RECENT DEVELOPMENTS

     On July 10, 1997, the Company completed a private financing which resulted in the issuance of 1,318,027 shares of Common Stock for gross proceeds of approximately $3,333,334. The shares were issued to two institutional investors in separate transactions that were each conditioned upon the concurrent closing of the other transaction.


     Of the shares issued in these transactions, 297,619 shares were issued to RGC International Investors, LDC ("RGC"), which purchased the shares at $2.80 per share. These shares were issued upon exercise of outstanding warrants, immediately following repricing of the warrants from $18 to $2.80 (equal to 100% of the average closing prices of the Company's Common Stock for the five trading days preceding the date of exercise). Such warrants were issued in connection with prior conversions of shares of Series A Convertible Preferred Stock (the "Convertible Preferred"). As of September 19, 1997, a total of 4,251 shares of Convertible Preferred remained outstanding. In connection with the July financing, the exercise price on all unexercised warrants, whether issued in connection with prior conversions of the Convertible Preferred, or issuable upon future conversions, was reduced from $18 to $15 per share. All of the shares underlying the Convertible Preferred and the warrants issued and issuable upon conversion or exercise thereof, as the case may be, including the 297,619 shares issued on July 10, 1997, have been registered for resale pursuant to a registration statement declared effective on February 13, 1997 (SEC File No. 333-19205). In addition to the 297,619 shares issued to RGC on July 10, 1997, RGC was issued a new three-year warrant to purchase 99,207 shares at an exercise price of $2.80.


     The remaining 1,020,408 shares of Common Stock were issued to six affiliated institutional trust accounts for which Altamira Management, Ltd., Toronto, Ontario ("Altamira") acts as agent, which purchased the shares at $2.45 per share. Altamira was also issued three-year warrants to purchase an additional 204,082 shares of Common Stock at $2.45 per share. Altamira also has the right to receive warrants equal to 10% of the aggregate number of warrants issuable to RGC, when additional warrants are issued to RGC.


     The 1,318,027 shares issued to RGC and Altamira and the 303,289 shares issuable upon exercise of the warrants issued in these transactions are being registered for resale on the registration statement of which this Prospectus is a part.



     In connection with the sale of the securities to Altamira, the placement agent was issued an aggregate of warrants to purchase an aggregate of 102,041 shares at $2.45 per share and received cash commissions and a nonaccountable expense allowance aggregating $225,000. The shares issuable upon exercise of such warrants are being registered for resale on the registration statement of which this Prospectus is a part.


     Since May 1997, the Company and certain of its present and former executive officers have been named as defendants to two class action lawsuits as follows:

     On May 23, 1997, Lillian Levine filed a lawsuit in the United States District Court for the Northern District of California against the Company and its former Chief Financial Officer. The action was filed as a class action on behalf of all persons who purchased the Company's Common Stock from April 24, 1997 through May 20, 1997 or their successors in interest. The Plaintiff alleges that during this period, the defendants disseminated materially false and misleading press releases and public statements concerning the financial results for the fiscal quarter ended March 31, 1997. Plaintiff alleges claims under the federal securities laws and seek damages for all members of the class. The Company intends to vigorously defend the action.

     On June 24, 1997, Bruce and Carol Wolitarsky filed a lawsuit in the United States District Court for the Northern District of California against the Company, its President/Chief Executive Officer/Chairman of the Board and its former Chief Financial Officer. The action was filed as a class action on behalf of all persons who purchased the Company's Common Stock from April 24, 1997 through May 20, 1997. The Plaintiffs allege that during this period, the defendants issued incorrect financial and business information about the Company, its finances, performance and reporting of its revenues and financial results for its first fiscal quarter of 1997. The Plaintiffs allege that this caused the market price of the Company's Common Stock to be artificially inflated and caused them and other purchasers to pay too much for their Common Stock. Plaintiffs allege claims under the federal securities laws and seek damages for all members of the class. The Company intends to vigorously defend the action.


     On May 6, 1997, the Company issued 157,532 shares of Common Stock to Internext Compression, Inc. ("Internext") pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement dated as of April 21, 1997 (the "Purchase Agreement"). As consideration for the issuance of the 157,532 shares of the Company's Common Stock, Internext issued to the Company 1,600,000 shares of its Series B Preferred Stock, no par value ("Series B Preferred") and a warrant to purchase an additional 1,600,000 shares of Series B Preferred at an exercise price of $0.625 per share (the "Warrant"). Pursuant to the Purchase Agreement, the Company made a post-closing adjustment payment to Internext in the amount of $587,463. On August 6, 1997, the Company filed a registration statement (SEC File No. 333-33003) covering the resale of the 157,532 shares of Common Stock issued to Internext. The Internext registration statement was declared effective by the Commission on August 8, 1997.

                                  RISK FACTORS

     THE PURCHASE OF THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, AND THE PURCHASE OF THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE
FOLLOWING:


     HISTORY OF LOSSES. Since its decision to enter the video networking market, the Company has operated at a loss because the Company's revenues were insufficient to support the comparatively substantial expenses incurred by the Company, primarily for research and development. The Company recorded net losses of $703,225 in fiscal 1994, $1,743,862 in fiscal 1995, $1,957,645 for the eight months ended December 31, 1995 and $14,733,030 for the year ended December 31, 1996 and a net loss of $8,327,383 for the six months ended June 30, 1997. The Company's accumulated deficit at June 30, 1997 is $29,849,368. The Company expects to continue to incur substantial losses in future periods. There can be no assurance that the Company's products will be widely accepted in the marketplace or to the extent sales are made, that the volume, pricing and timing will be sufficient to permit the Company to achieve profitability in the future. As of December 31, 1996, the Company has net operating loss carry forwards of approximately $16,000,000 and $4,500,000 available to offset future federal and state taxable income, respectively, which losses expire at various dates from 1997 to 2011. The utilization of these losses is contingent upon the Company's ability to generate taxable income in the future. Management does not believe, based upon available evidence, that it is more likely than not that the Company will be able to realize the deferred tax assets.



     INDISPENSABLE NEED FOR CAPITAL/REPORT OF INDEPENDENT ACCOUNTANTS REGARDING ABILITY TO CONTINUE AS A GOING CONCERN. Primarily because of the Company's history of operating losses, there is substantial doubt about the Company's ability to continue as a going concern unless the Company is able to obtain additional financing. The Company anticipates that without additional financing, it would likely run out of cash to fund its operations during the third quarter of 1997. The Company currently is attempting to negotiate additional financing, but as of the date hereof does not have any arrangements to obtain other sources of financing. If the Company is unable to secure such financing, the Company would at a minimum be forced to revise its plan of operations. The report of independent accountants on the Company's financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 includes an explanatory paragraph to this effect.


     SHORT OPERATING HISTORY; PREDECESSOR COMPANIES AND OPERATIONS. The Company's operations are subject to all of the risks inherent in a new business enterprise, including the absence of a substantial operating history and the expense of new product development. Various problems, expenses, complications and delays may be encountered in connection with the development of the Company's products and business. Future growth beyond present capacity will require significant expenditures for expansion, marketing, research and development. These expenses must be paid out of future equity or debt financings or out of generated revenues and Company profits. The availability of funds from any of these sources cannot be assured.

     The Company was incorporated in the State of New York in 1968 under the name Yondata Corporation and, in October 1992, changed its name to Growers Express Corporation. In May 1994, Growers Express Corporation merged with NUKO Technologies, Inc., a California corporation, and following the merger, Growers Express changed its name to NUKO Information Systems, Inc. and commenced operations through NUKO Technologies, Inc., which survived the merger as the Company's wholly owned subsidiary. In January 1997, the Company reincorporated in Delaware. From 1970 to 1994, the Company had no operations and no revenues. The Company's management, which had no affiliation with Growers Express prior to the merger with NUKO Technologies in May 1994, has almost no knowledge of the Company's activities between its incorporation in 1968 and the merger, and very few corporate records relating to the period between 1970 and 1994 are available. As a result, while management believes that there are no material liabilities related to the predecessor company, there can be no assurance that there are no potential liabilities relating to such period or that the Company always has conducted its corporate activities during this period in accordance with the New York Business Corporations Law.

     EARLY STAGE OF PRODUCT DEVELOPMENT. Since early 1994, the Company has been primarily engaged in research and development of its technologies, product design and establishment of strategic alliances on which the Company expects to depend for manufacturing, sales and distribution of its potential products. The Company has only recently begun to generate significant revenues from the commercialization of products. The Company has to date sold its initial products only in limited quantities, primarily for use in development, demonstration and testing of prototypes. Certain contracts may relate to new technologies that may not have been previously deployed on a large-scale commercial basis. The Company's products are based on technologies that have not been widely deployed, and there can be no assurance that the Company will be able successfully to market its initial products to generate the increased revenues necessary to sustain full scale commercial production or that the Company's products will be well received when introduced into the marketplace on a full commercial scale. The Company's products also must interoperate effectively among a wide variety of different equipment, different protocols and different transmission speeds. While the Company believes its products interoperate effectively among the principal configurations of equipment, protocols and transmission speeds that are currently commercially deployed, there can be no assurances that the Company's products will continue to interoperate effectively among other configurations of equipment, protocols and transmissions which may be developed or utilized in the future. Moreover, management of the Company has limited experience with the distribution of technologically complex products in commercial quantities and there can be no assurance that the Company will be able to make necessary adaptations to successfully move from the research and development stage to full commercial production and distribution.

     COMPETITION. The segments of the telecommunications industry in which the Company competes are intensely competitive and are characterized by declining average selling prices and rapid technological change. The Company competes with major domestic and international companies, virtually all of which have substantially greater financial, technical, production and marketing resources than the Company with which to pursue engineering, manufacturing, sales, marketing and distribution of their products. For example, in its compression and networking business, the Company competes with vertically integrated system suppliers including General

Instrument Corporation, Scientific-Atlanta, Inc. and Philips, as well as more specialized suppliers including the DMV division of News Corp., C-Cube Microsystems' DiviCom Inc. subsidiary, and the TV/COM subsidiary of Hyundai. In addition, some of the Company's customers are actual or potential competitors of the Company, competing against the Company with its own products. The Company believes that the principal criteria for competition in its market include cost competitiveness, flexibility, revenue generation capability, compatibility with existing networks and upgradeability, as well as customer support. There is no assurance that the Company will be able to compete successfully with these other companies on these factors or otherwise.


     ADDITIONAL CAPITAL REQUIREMENT. In July 1997, the Company completed a private financing through the exercise of certain warrants and the sale of additional shares of Common Stock, which, in the aggregate raised approximately $3,300,000 (the "July Financing"). See "Recent Developments." The Company believes that its existing cash resources, its renewed line of credit with Silicon Valley Bank (based on 60% of allowable accounts receivable up to $6,000,000) and the proceeds of the July Financing, together with cash generated from operations, if any, will not provide adequate funding for its capital requirements through the third quarter of 1997. Therefore, the Company expects it will need additional funds to support its operating plan during the third quarter of 1997. The Company's capital requirements will depend on many factors, including the progress of its research and development efforts, its timely receipt of revenue from sales of its products to large customers, the need to devote resources to manufacturing operations, and the demand for the Company's products. Additional future financing may occur through the sale of unregistered Common Stock or convertible securities in exempt offerings or through the public offering of registered stock or convertible debt. However, an institutional investor has a right of first refusal until February 23, 1998 to purchase securities on the same terms offered by potential investors during such period, unless such financing is by way of a firm commitment underwriting, the issuance of securities in connection with a merger, consolidation or sale of assets or the issuance of securities in connection with a strategic alliance. Such right of first refusal could impair the Company's ability to obtain needed financing on acceptable terms or could prevent the Company from obtaining such financing on any terms. There can be no assurance that new financing will be available when needed by the Company or that the terms, if available, will be satisfactory to the Company. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development or manufacturing programs or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its technologies or potential products or other assets that the Company would not otherwise relinquish. The inability of the Company to raise needed funds would have a material adverse effect on the Company's business, financial condition and results of operations.


     MANAGEMENT OF GROWTH. During 1996, the Company began to experience significant growth, which is expected to continue at a rapid pace for the foreseeable future. Such growth has placed, and will continue to place, significant strain on the Company's limited personnel and other resources. The Company's ability to manage any further growth, should it occur, will require it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. There can be no assurance that the Company will be able to find qualified personnel to fill needed positions or be able to successfully manage a broader organization. The failure of the Company to effectively expand or manage these functions consistent with any growth that may occur could have a material adverse effect on the Company's business and results of operations.

     DEPENDENCE ON CUSTOMER CAPITAL SPENDING REQUIREMENTS AND PURCHASING TRENDS. The Company's business is directly impacted by capital spending requirements and funding of the Regional Bell Operating Companies ("RBOCs") and other major customers in the telecommunications industry. The capital budgets of these customers or potential customers is beyond the control of the Company and can be affected by numerous factors completely unrelated to the performance, quality and price of the Company's products. Should the Company's customers or potential customers suffer budgeting cutbacks affecting their capital purchasing plans, the Company's results of operations could be adversely affected. In addition, in recent years, the purchasing behavior of the Company's customers has increasingly been characterized by the use of large contracts with few suppliers. This trend is expected to intensify and will contribute to the variability of the Company's results. Such larger purchase contracts typically involve longer negotiating cycles, require dedication of substantial amounts of working capital and other resources and, in general, require investments that may substantially precede recognition of associated revenues. Moreover, in return for larger, longer-term purchase agreements, customers often demand more stringent acceptance criteria, which may also cause revenue recognition delays. For example, if customers ask the Company to price its products based on estimates of such customers' future requirements, and such customers fail to take delivery of an amount comparable to the estimated amount on which the Company bases its prices, the Company may recognize lower margins on product revenue.

     RELIANCE ON TELCOS. Before purchasing products such as those of the Company, telephone companies ("telcos") subject such products to lengthy approval processes, which can take several years or more for complex products based on new technologies. The Company expects to be required to submit each successive generation of its products as well as new products to its telco customers for approval. The length of the approval process will depend upon a number of factors, including the complexity of the product involved, development priorities of telcos, telcos' budgets and regulatory issues affecting telcos. Moreover, the need for regulatory approval from the Federal Communications Commission (the "FCC") for certain new telco services prior to their implementation may delay the approval process. Any such delay would have a material adverse effect on the Company's business, financial condition and results of operations.

     Historically, telcos have been cautious in implementing new technologies. Telcos' deployment of the Company's compression and networking technologies may be prevented or delayed by a number of factors, including telcos' lengthy product approval and purchase processes, cost, regulatory barriers that may prevent or restrict telcos from providing interactive multimedia services, the lack of demand for Internet access and other interactive multimedia services, the lack of sufficient programming content for interactive multimedia services, the availability of alternative technologies, and telcos' policies that favor the use of such alternative technologies. In addition, telcos are generally reluctant to deploy new technologies available only from a single source, especially when the supplier is as small as the Company, and often require alternative sources before deploying a new technology. This reluctance may put the Company at a competitive disadvantage relative to some of its competitors. Even if telcos adopt policies favoring full-scale implementation of the Company's compression and networking technologies, there can be no assurance that sales of the Company's products will become significant or that the Company will be able successfully to introduce its products on a timely basis or to sell those products in material quantities. The failure of telcos to deploy the Company's technologies would have a material adverse effect on the Company's business, financial condition and results of operations. Even if demand for the Company's products is high, telcos may have sufficient bargaining power to demand low prices and other terms and conditions which may have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON SUPPLIERS. The Company purchases certain of the chips and chip sets needed in its products from single source suppliers. The Company is dependent upon such suppliers to deliver parts and components as needed for the manufacture of the Company's products, but there can be no assurance that such suppliers will continue to be able to serve the Company's needs. While there are alternative sources of supply for each of the components outsourced by the Company, the Company would incur delays if required to switch to another supplier. Any disruption of the Company's relationships with any of its key single source suppliers or manufacturers or other limitations on the availability of these products provided by such suppliers could have an adverse effect on the Company's business and operating results.

     PRICING PRESSURES. The markets into which the Company sells or will sell its products are characterized by extreme price competition, and the Company expects the average selling prices of its products will decrease over the life of each product. In order to partially offset declines in the selling price of its products, the Company will need to reduce the cost of its products by implementing cost reduction design changes, obtaining cost reductions as and if volumes increase and successfully managing manufacturing and subcontracting relationships. Since the Company does not operate its own manufacturing facilities and must make binding commitments to purchase products, it may not be able to reduce its costs as rapidly as companies that operate their own manufacturing facilities. The failure of the Company to design and introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing relationships would have a material adverse effect on its business and results of operations.

     DEPENDENCE ON SUBCONTRACTORS. The Company's reliance on subcontractors to manufacture and assemble certain products involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity and potential misappropriation of its intellectual property. Although the Company has not experienced material disruptions in supply to date, there can be no assurance that manufacturing or assembly problems will not occur in the future or that any such disruptions will not have a material adverse effect upon the Company's results of operations. Further, there can be no assurance that suppliers who have committed to provide product will do so, or that the Company will meet all conditions imposed by such suppliers. Failure to obtain an adequate supply of products on a timely basis would delay product delivery to the Company's customers, which would have a material adverse effect on the Company's business and results of operations. In addition, the Company's business could also be materially and adversely affected if the operations of any supplier are interrupted for a substantial period of time, or if the Company is required, as a result of capacity constraints in its industry or otherwise, to increase the proportion of goods purchased from higher cost suppliers in order to obtain adequate product volumes. The Company is currently in litigation with one of its subcontractors; however, the subcontractor was not a sole source contractor and such litigation has not impacted the Company's ability to manufacture its products through other sources.

     FLUCTUATIONS IN QUARTERLY RESULTS; LACK OF BACKLOG. The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results of operations. Factors that have contributed or may contribute to future fluctuations in the Company's quarterly results of operations include the size and timing of customer orders and subsequent shipments, customer order deferrals in anticipation of new products, timing of product introductions or enhancements by the Company or its competitors, market acceptance of new products, technological changes in the telecommunications industry, competitive pricing pressures, accuracy of customer forecasts of end-user demand, changes in the Company's operating expenses, personnel changes, changes in the mix of product sales and contract and consulting fees, quality control of products sold, disruption in sources of supply, regulatory changes, capital spending, delays of payments by customers and general economic conditions. The timing and volume of customer orders are difficult to forecast. The Company does not have a material backlog of orders for its products.

     The Company intends to continue to make significant ongoing research and development expenditures for new products and technologies, which may have a material adverse effect on the Company's quarterly results of operations. The Company's expense levels are based in part on expectations of future revenues and are relatively fixed in the short term. The Company intends to increase operating expenditures as the Company expands its operations to develop and market its compression and networking products. Consequently, a shortfall in quarterly revenues due to a lack of sales of the Company's products or otherwise would adversely impact the Company's business, financial condition and results of operations in a given quarter due to the Company's inability to adjust expenses or inventory to match revenues for that quarter. In addition, there can be no assurance that, as the Company increases sales of its products, warranty returns will not become significant or that warranty returns, if significant, will not have a material adverse effect on the Company's business, financial condition and results of operations.

     GOVERNMENT REGULATION. Although the extensive regulation of telcos by Federal, state and foreign regulatory agencies, including the FCC and various state public utility and service commissions, does not directly affect the Company, the effects of such regulation on the Company's customers may have a material adverse effect on the Company's business, financial condition and results of operations. For example, FCC regulatory policies affecting the availability of telco services, and other terms on which telcos conduct their business, may impede the Company's penetration of certain markets. Although the Telecommunications Act of 1996 eliminated or modified many FCC restrictions on telcos' ability to provide interactive multimedia services, the remaining or any future restrictions may have a material adverse effect on telcos' demand for the Company's products. Cable operators, which may become another market for the Company's products, are also subject to extensive governmental regulations that may discourage them from deploying the Company's compression and networking technology. In addition, rates for telecommunications services are generally governed by tariffs of licensed carriers that are subject to regulatory approval. These tariffs could have a material adverse effect on the demand for the Company's products. The imposition of certain tariffs, duties and other import restrictions on components which the Company intends to obtain from non-domestic suppliers, the imposition of export restrictions on products which the Company intends to sell internationally or other changes in laws or regulations in the United States or elsewhere could also have a material adverse effect on the Company's business, financial condition and results of operations.

     POTENTIAL PRODUCT LIABILITIES. One or more of the Company's products may contain undetected component, hardware, software or mechanical defects or failures when first introduced or may develop defects or failures after commencement of commercial production or shipments. Any such defects or failures could cause loss of goodwill, if any, with distributors and with customers, prevent or delay market acceptance of the Company's products, result in cancellations or rescheduling of orders or shipments or product recalls or returns and expose the Company to claims from customers. The Company also could incur unexpected and significant costs, including product redesign costs and costs associated with customer support. The Company expects to sell its products with a limited warranty against defects in materials and workmanship. If any of the Company's products are found within the warranty period to contain such defects, the Company could be required to repair or replace the defective products or refund the purchase price. The occurrence of any such defect or failure could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain insurance to protect against claims associated with the use of its products and there can be no assurance that the Company will be able to satisfy claims that may be asserted against the Company.

     INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company attempts to protect its technology through a combination of patents, copyright and trade secret laws, confidentiality procedures and licensing arrangements. While the Company currently has no patents, the Company has applied for certain patents and intends to continue to seek patents on its technology, when appropriate. There can be no assurance that patents will issue from any of the pending applications or that any claims allowed from pending patents will be sufficiently broad to protect the Company's technology. While the Company intends to protect its intellectual property rights vigorously, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company will endeavor to keep the results of its research and development program proprietary, but may not be able to prevent others from using some or all of such information or technology with or without compensation. The Company's ultimate success will depend to some extent on its ability to avoid infringement of patent or other proprietary rights of others. The Company is not aware that it is infringing any such rights, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to market its initial products. However, there is no assurance that the Company is not infringing proprietary rights of others or that it will be able to obtain any technology licenses it may require in the future.

     DEPENDENCE ON EMERGING MARKETS. The markets into which the Company is targeting its products is newly developing. The potential size of the market opportunities and the timing of their development is uncertain. In addition, the emergence of markets for certain digital video applications will be affected by a variety of factors beyond the Company's control. In particular, certain sectors of the communications market will require the development and deployment of an extensive and costly communications infrastructure. There can be no assurance that the communications providers will make the necessary investment in such infrastructure or that the creation of this infrastructure will occur in a timely manner. In addition, the deployment of such infrastructure will be subject to governmental regulatory policies, taxes and tariffs. The development of such markets could be delayed or otherwise adversely affected by new governmental regulations or changes in taxes or tariffs, or by the failure of government agencies to adopt changes to existing regulations necessary to permit new technologies to enter the market.

     POSSIBLE TECHNOLOGICAL ADVANCES. The market for the Company's initial products is expected to be characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its ability to successfully bring to market and then enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that the Company will successfully complete the development of its future products or that the Company's initial or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not render the Company's initial or future products or technologies non-competitive or obsolete.


     POSSIBLE DELISTING FROM THE NASDAQ STOCK MARKET. The Company's Common Stock is traded on the Nasdaq National Market. Based upon the June 30, 1997 Quarterly Report on Form 10-Q/A, the Company does not meet the net worth requirements necessary to maintain its listing on Nasdaq. The Company believes it will be successful in raising sufficient funds, through the sale of its equity securities or through other efforts, to exceed the net worth requirements to maintain its Nasdaq National Market listing. However, there can be no assurance that the Company's efforts will be successful, and the Company's Common Stock could potentially be delisted at any time. If the Comapny's Common Stock is delisted from Nasdaq, trading of the Company's Common Stock would thereafter be conducted on the OTC Bulletin Board or the "pink sheets," maintained by the National Quotation Bureau. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. If delisted, the Company will be required to meet the listing requirements for either the Nasdaq SmallCap Market or the Nasdaq National Market, which are more stringent than the maintenance requirements. There can be no assurance that the Company will be able to re-list its Common Stock on Nasdaq in the foreseeable future, if ever, if it is unsuccessful in persuading Nasdaq to waive its default of the net worth maintenance requirement.

     In addition, if the Company's Common Stock is delisted from Nasdaq and the price of the Common Stock was below $5.00 at such time, such security would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it becomes applicable, would affect the ability or willingness of broker-dealers to sell the Company's securities and therefore would affect the ability of purchasers in this Offering to sell their securities in the secondary market.


     ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and could make removal of management more difficult. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers that are priced above the then current market value of the Common Stock. The provisions also may inhibit increases in the market price of the Common Stock that could result from takeover attempts. Additionally, the Board of Directors of the Company, without further stockholder approval, may issue up to 4,990,000 shares of Preferred Stock, in one or more series, with such terms as the Board of Directors may determine, including rights such as voting, dividend and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock may be issued quickly with terms which delay or prevent the change in control of the Company or make removal of management more difficult. Also, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.


     DEPENDENCE ON KEY PERSONNEL. The ability of the Company to build and maintain its competitive technological position will depend, in large part, on the continued service of its key technical and management personnel and on its ability to attract and retain highly-skilled technical, marketing and management personnel. Competition for such personnel is intense and there is no assurance that qualified people will be available when required. The Company does not currently have employment agreements with any of its key employees. The Company does not have, and is not contemplating securing, key man life insurance on any of its executive officers or other key personnel. There can be no assurance that any of these individuals or any other key employee will not voluntarily terminate his or her employment with the Company. The loss of certain key employees, particularly the Company's President and Chief Executive Officer, Pratap Kesav Kondamoori, would have a material adverse effect on the business of the Company.





     CONTROL BY OFFICERS AND DIRECTORS. As of September 19, 1997, the officers and directors of the Company control, directly or indirectly, approximately 27% of the voting power of the Company's voting stock, including options and warrants immediately exercisable or exercisable within 60 days. Although management does not control a majority of the outstanding voting stock, it holds a sufficient amount to make it more difficult for an independent third party to effect a change in control of the Company than would be the case if the stock ownership were less concentrated among members of management.



     STOCK MARKET VOLATILITY; VOLATILITY OF THE COMPANY'S COMMON STOCK. There have been periods of extreme volatility in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. General market price declines or volatility in the future could adversely affect the price of the Common Stock. There can be no assurance that the Common Stock will maintain its current market price. Short-term trading strategies of certain investors can have a significant effect on the price of specific securities. The price of the Company's Common Stock, in particular, has been extremely volatile. During the period from January 1, 1997 through September 19, 1997, the Company's Common Stock has moved from a high of $14 to a low of $2-1/4.


     ABSENCE OF DIVIDENDS. The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future, but instead intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.


     CONVERTIBLE SECURITIES, WARRANTS AND OPTIONS; POTENTIAL DILUTION AND ADVERSE IMPACT ON ADDITIONAL FINANCINGS. As of September 19, 1997, the Company had outstanding options and warrants to purchase an aggregate of 4,954,733 shares of Common Stock at a weighted average exercise price of $6.28 per share. The Company also is obligated to issue additional Warrants to acquire 849,246 shares of Common Stock and 1,698,493 shares of Common Stock upon conversion of the Convertible Preferred Stock based on a conversion price of the Convertible Preferred Stock at the time of such conversion of $2.66 (representing a 15% discount from $3-1/8, a recent closing price). The exact number of shares of Common Stock issuable upon conversion of Convertible Preferred Stock and exercise of Warrants issued pursuant to such conversion cannot be estimated with certainty because such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The number of warrants and shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions. Under the terms of the Convertible Preferred Stock and the Warrants, the maximum number of shares currently issuable upon conversion of the Convertible Preferred Stock and upon exercise of "in the money" warrants issuable upon such conversion is 353 shares. If the investor wishes to convert shares of Convertible Preferred Stock or to exercise in the money warrants for more than 353 shares of Common Stock and the Company has not received an affirmative vote of its stockholders approving such issuance, then the Company must redeem the outstanding shares of Convertible Preferred Stock, at an 18% premium, for cash or for a six-month note bearing interest at 12% per annum. To the extent that such options and warrants are exercised or shares of Convertible Preferred Stock are converted (and the warrants issuable upon such conversion are exercised), substantial dilution of the interests of the Company's stockholders is likely to result and the market price of the Common Stock may be materially adversely affected. In the case of the Convertible Preferred Stock, such dilution will be greater if the future market price of the Common Stock decreases. To the extent that such options and warrants are exercised or shares of Convertible Preferred Stock are converted (and the Warrants issuable upon such conversion are exercised), substantial dilution of the interests of the Company's stockholders is likely to result and the market price of the Common Stock may be materially adversely affected. In the case of the Convertible Preferred Stock, such dilution will be greater if the future market price of the Common Stock decreases. For the life of such warrants, options and convertible securities the holders will have the opportunity to profit from a rise in the price of the underlying securities.
The existence of such warrants, options and convertible securities has in the past, and is likely in the future, to affect materially and adversely the terms on which the Company can obtain additional financing, and the holders of warrants and options can be expected to exercise them at a time when the Company would otherwise, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to the Company than those provided by such warrants, options and convertible securities.

     SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock by existing stockholders under Rule 144 of the Act, pursuant to an effective registration statement or otherwise could have an adverse effect on the price of the Common Stock. As of September 19, 1997, there were more than 9,350,000 shares of Common Stock eligible for sale in the public market, subject to compliance with Rule 144. In addition, the Company intends to register up to 2,700,000 shares for issuance under its 1996 Stock Option Plan and 1996 Director Stock Option Plan and 1,187,307 shares under its 1995 Stock Option Plan. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.


                                 USE OF PROCEEDS

     The Company will receive no part of the proceeds of any sales or transactions made by the Selling Stockholders and/or their respective pledgees, donees, transferees or other successors in interest hereunder. The Company will pay substantially all of the expenses incident to the offering of the Shares, other than any discounts, concessions or commissions payable to any underwriters, dealers or agents, which expenses will be borne by the respective Selling Stockholders.

                              SELLING STOCKHOLDERS


     An aggregate of 1,403,730 Shares of Common Stock issued or issuable upon exercise of outstanding Warrants and an additional 1,020,408 Shares of outstanding Common Stock may be offered by certain security holders of the Company (collectively, the "Selling Stockholders") who acquired these securities in private transactions. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interests, may offer the Shares of Common Stock owned by them for sale as principals for their own accounts at any time and from time to time, on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then-current market price. The Selling Stockholders, or their pledgees, donees, transferees or other successors in interests, may also offer the Shares in private sales at prices to be negotiated. The Company will not receive any of the proceeds from the sale of such securities. Selling Stockholders are not obligated to reimburse the Company any portion of the expenses incurred by the Company in this offering.



     The following table sets forth the name of each such security holder for whom the Company is registering Shares of Common Stock for resale to the public and (ii) the shares of Common Stock beneficially owned by each such holder as of September 19, 1997 and immediately after the offering (assuming the sale of all of their Shares offered hereby). Material relationships between certain of the Selling Stockholders and the Company are set forth in the footnotes to the table. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.



                                         NUMBER OF                        BENEFICIAL OWNERSHIP
                                           SHARES                           FOLLOWING OFFERING
                                        BENEFICIALLY         SHARES       -----------------------
                                       OWNED PRIOR TO         TO BE       NUMBER OF       PERCENT
        NAME                            THE OFFERING         OFFERED(1)    SHARES          OWNED
--------------------------------       --------------        ----------   ---------       -------
RGC International Investors,
  LDC(2)                               1,473,107 (2)         724,207(2)     748,900(2)    4.9%(2)
Dekcrew & Co.(3)                       1,224,490 (4)         120,000              0         0
Postagestamp & Co.(3)                  1,224,490 (4)         241,680              0         0
Royal Trust Corporation
  of Canada in Trust(3)                1,224,490 (4)         322,920              0         0
Gee & Co.(3)                           1,224,490 (4)         311,400              0         0
  Canadian Imperial Bank
  of Commerce
Gee & Co.(3)                           1,224,490 (4)         171,360              0         0
  Canadian Imperial Bank
  of Commerce
Gee & Co.(3)                           1,224,490 (4)          57,130              0         0
  Canadian Imperial Bank
  of Commerce
J. Winder Hughes                         149,200 (5)         120,000         29,200         *
                                                                          (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                         NUMBER OF                        BENEFICIAL OWNERSHIP
                                           SHARES                           FOLLOWING OFFERING
                                        BENEFICIALLY         SHARES       -----------------------
                                       OWNED PRIOR TO         TO BE       NUMBER OF       PERCENT
        NAME                            THE OFFERING         OFFERED(1)    SHARES          OWNED
--------------------------------       --------------        ----------   ---------       -------

Michael P. St. Clair                      25,000 (6)          25,000              0         0
Marc Dumont                              117,289 (7)          33,400         83,889         *
Ben Rispoli                               75,000 (8)          75,000              0         0
Thomas A. Spanier                         15,000 (8)          15,000              0         0
Jaiome Sambyal                            15,000 (8)          15,000              0         0
Bailey & Company Inc.                    102,041 (8)         102,041              0         0
Grover T. Wickersham                     100,000 (10)         75,000         25,000         *
Debra K. Weiner                           15,000 (8)          15,000              0         0


____________
   *      Less than 1%.
  (1)     "Shares to be Offered" assumes exercise of all outstanding Warrants.

  (2) Beneficial ownership includes (i) 1,472,577 shares issuable upon exercise of currently exercisable warrants, including (a) 625,000 warrants at $3.27 per share (the "$3.27 Warrants"), (b) 99,207 warrants at $2.80 (collectively with the $3.27 Warrants, the "Covered Warrants") and (c) 748,370 warrants at $15.00; (ii) 353 shares issuable upon conversion of outstanding Series A Convertible Preferred Stock, converted at a hypothetical conversion price of $2.66, a 15% discount from the closing price of the Common Stock on a recent date; and (iii) 177 shares issuable upon exercise of warrants issuable in connection with the conversion of the outstanding Series A Convertible Preferred Stock referred to in
          (ii), exercisable at $15.00. As of September 19, 1997, notwithstanding the remaining $4,251,000 stated value of Series A Convertible Preferred Stock, the outstanding Series A Convertible Preferred Stock may only be converted into an aggregate of 353 additional shares before reaching an aggregate issuance percentage of 19.99% calculated as of the date of the issuance of the Series A Convertible Preferred Stock. Any outstanding Series A Convertible Preferred Stock that is not convertible is subject to mandatory redemption (payable at the Company's option through issuance of a six-month subordinated note), unless the Company obtains stockholder approval of the additional conversions over 20%. It is not contemplated that stockholder approval will be obtained, if ever, within the next 60 days. Pursuant to the terms of the Series A Convertible Preferred Stock and the Warrants issued to RGC, the Series A Convertible Preferred Stock is convertible and the Warrants are exercisable by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of outstanding Series A Convertible Preferred Stock and unexercised warrants), would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for RGC exceeds the actual number of shares of Common Stock that the Selling Stockholder could own beneficially at any given time through its ownership of the Series A Convertible Preferred Stock and the Warrants. In that regard, beneficial ownership of RGC set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. The shares to be sold by RGC are comprised solely of common stock underlying the Covered Warrants. All other shares beneficially owned by RGC are included in a separate resale registration statement (SEC File No. 333-19205).


  (3) The named Selling Stockholder is the registered holder of the securities to be sold, holding such securities in nominee name for Altamira Management Ltd. Altamira is a Toronto, Ontario institutional investor. The various trust accounts holding the Altamira securities are listed separately to differentiate between the named accounts under which the securities were initially issued, but the beneficial ownership interest of the accounts has been aggregated inasmuch as they are under common control.


  (4) The total includes ownership of securities attributable to Dekcrew & Co. (100,000 shares outstanding and 20,000 shares issuable upon exercise of currently exercisable warrants); Postagestamp & Co. (201,400 shares outstanding and 40,280 shares issuable upon exercise of currently exercisable warrants); Royal Trust Corporation of Canada (269,100 shares outstanding and 53,820 shares issuable upon exercise of currently exercisable warrants); Gee & Co., Canadian Imperial Bank of Commerce (three separate accounts as follows: (i) 47,608 shares outstanding and 9,522 shares issuable upon exercise of currently exercisable warrants; (ii) 259,500 shares outstanding and 51,900 shares issuable upon exercise of currently exercisable warrants; and (iii) 142,800 shares outstanding and 28,560 shares issuable upon exercise of currently exercisable warrants). Altamira Management Ltd., in the aggregate, beneficially owns, as of September 19, 1997, 1,020,408 shares and 204,082 shares issuable upon exercise of currently exercisable warrants. The warrants referred to in this footnote are exercisable at $2.45.


  (5) Includes (i) 120,000 shares issuable upon exercise of currently exercisable warrants, including 60,000 warrants exercisable at $3.00 and 60,000 warrants exercisable at $5.00; (ii) 22,500 shares held by Cape Fear Trust, a trust of which Mr. Hughes would be deemed to be the beneficial owner, (iii) 1,700 shares held in an IRA account for the benefit of Mr. Hughes and (iv) 5,000 shares held by Hughes Capital Investment Co., of which Mr. Hughes would be deemed to be the beneficial owner.


  (6) Includes 25,000 shares issuable upon exercise of currently exercisable warrants, exercisable at $2.50.


  (7) Mr. Dumont is a director of the Company. Includes 33,400 shares issuable upon exercise of currently exercisable warrants, exercisable at $1.80, and 83,889 shares issuable upon exercise of currently exercisable stock options.


  (8) All of the shares shown as "Beneficially Owned Prior to the Offering" represent shares issuable upon exercise of outstanding warrants that are not exercisable until the earlier of June 19, 1998 or the effective date of a registration statement covering the resale of the shares issuable upon such exercise. For purposes of this table, the effectiveness of the registration statement of which this Prospectus is a part is assumed. The warrants referred to in this footnote are exercisable at $2.375.
  (9) All of the shares shown as "Beneficially Owned Prior to the Offering" represent shares issuable upon exercise of outstanding warrants that are not exercisable until the earlier of July 9, 1998 or the effective date of a registration statement covering the resale of the shares issuable upon such exercise. For purposes of this table, the effectiveness of the registration statement of which this Prospectus is a part is assumed. The warrants referred to in this footnote are exercisable at $2.45.
  (10) Includes 75,000 shares issuable upon exercise of outstanding warrants that are not exercisable until the earlier of June 19, 1998 or the effective date of a registration statement covering the resale of the shares issuable upon such exercise. For purposes of this table, the effectiveness of the registration statement of which this Prospectus is a part is assumed. The warrants referred to in this footnote are exercisable at $2.375. Also includes 25,000 shares issuable upon exercise of outstanding stock options.

                              PLAN OF DISTRIBUTION


     This Prospectus covers the resale of the shares of Common Stock by holders of Warrants and/or Common Stock (the "Selling Stockholders"), or their pledgees, donees, transferees or other successors in interests (collectively, the "Sellers").

     The shares of Common Stock offered hereunder may be sold from time to time by the Sellers. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions, privately negotiated transactions, short sales or otherwise, or in any combination of transactions.

     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting documents or commissions under the Act.

     Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Sellers, any broker dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     The Company and the Selling Stockholders have agreed, and hereafter may further agree, to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.


     The Company will amend or supplement this Prospectus in the following circumstances and to the following extent: (i) if the securities are to be sold at a price other than the prevailing market price, to disclose such price; (ii) if the securities are to be sold in block transactions and the purchaser intends to resell, to disclose the nature and extent of such arrangements; or (iii) if the compensation to be paid to broker-dealers is other than usual and customary discounts, concessions or commissions, to disclose the terms of such broker-dealer compensation. In the above-circumstances, no offers or sales may be made by the Sellers until an effective amendment or prospectus supplement is available.


     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Sellers, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. The Sellers and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of section 2(11) of the Act and any commission received by them and any profit on the resale of such securities may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any part of the proceeds from the sale of the Shares by the Sellers.

                                     EXPERTS

     The consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference in this Prospectus in reliance on the report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the eight months ended December 31, 1995 and for the year ended April 30, 1995, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS


     Certain legal matters in connection with the sale of the securities offered hereby will be passed upon for the Company by Grover T. Wickersham, P.C., Palo Alto, California. An attorney in the law firm of Grover T. Wickersham, P.C. owns options to purchase an aggregate of 25,000 shares of Common Stock, and attorneys in the firm own an aggregate of 90,000 warrants to purchase Common Stock, exercisable at $2-3/8. The resale of the shares issuable upon exercise of such warrants is being registered on the Registration Statement of which this Prospectus is a part.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                                -----------------

                                TABLE OF CONTENTS

                                                                      PAGE

Available Information  . . . . . . . . . . . . . . . . . . . . . .      2
Incorporation of Certain Information
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . .      3
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . .      4
Recent Developments  . . . . . . . . . . . . . . . . . . . . . . .      6
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .     18
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . .     19
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . .     21
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .     22





                                2,424,138 SHARES




                                NUKO INFORMATION
                                  SYSTEMS, INC.



                                  COMMON STOCK



                                 --------------

                                   PROSPECTUS

                                 ---------------






                               SEPTEMBER 24, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:


          SEC registration fee . . . . . . .     $2,296
          Accounting fees and expenses . . .      8,000 *
          Legal fees and expenses  . . . . .     35,000 *
          Blue sky legal fees and expenses .      2,000 *
          Miscellaneous expenses . . . . . .      2,704 *
                                                ---------
                Total  . . . . . . . . . . .    $50,000 *
                                                ---------
                                                ---------

______________
*  Estimated expenses

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

     Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

     If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

     If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

     Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

     Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant's By-laws provide that indemnification shall be mandatory in all cases where it is permitted by
Section 145.

     Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant's Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant's Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

     Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The Company's Amended and Restated Certificate of Incorporation and By-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Company intends to enter into indemnification agreements with certain officers and directors to effectuate these indemnity.

Item 16.  EXHIBITS


   5.1(1) Opinion of Grover T. Wickersham, P.C. re legality


  23.1 Consent of Coopers & Lybrand L.L.P., independent accountants (see page II-8 of the Registration Statement)

  23.2 Consent of Grant Thornton LLP, independent certified public accountants (see page II-9 of the Registration Statement)


  23.3(1) Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)



  25.1(1) Power of Attorney (included on page II-6 of the originally-filed
          Registration Statement)



___________
(1) Previously filed with the original filing of this Registration Statement, filed on August 7, 1997.

ITEM 17.       UNDERTAKINGS

          (a)  RULE 415 OFFERING

     The Registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                 (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the " Securities Act");

                 (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
               REFERENCE

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

///


///

                                     SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on September 24, 1997.


                                   NUKO INFORMATION SYSTEMS, INC.



                                   By:   /s/ Pratap Kesav Kondamoori
                                       -------------------------------------
                                        Pratap Kesav Kondamoori
                                        PRESIDENT AND CHIEF EXECUTIVE
                                        OFFICER





     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



(Principal Executive Officer)

/s/ Pratap Kesav Kondamoori              President, Chief Executive Officer,    September 24, 1997
----------------------------------       Chairman of the Board
Pratap Kesav Kondamoori

                                       II - 6


(Principal Financial and Accounting
Officer)

/s/ Ramesh Sekar                         Chief Financial Officer and             September 24, 1997
----------------------------------       Vice President Finance
Ramesh Sekar


----------------------------------       Director
Marc Dumont



/s/ Anders O. Field, Jr.                 Director                                September 24, 1997
----------------------------------
Anders O. Field, Jr.



/s/ H.R. Kedlaya                         Vice President, Strategic               September 24, 1997
----------------------------------       Planning and Director
H. R. Kedlaya



----------------------------------       Director
Robert C. Marshall


Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement for 2,424,138 shares of common stock, $0.01 par value of NUKO Information Systems, Inc. and subsidiary on Form S-3 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 21, 1997, on our audit of the consolidated financial statements and financial statement schedule of NUKO Information Systems, Inc. and subsidiary as of December 31, 1996 and for the year then ended, which report is included in Form 10-K for the fiscal year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


                                        COOPERS & LYBRAND L.L.P.


San Jose, California
September 23, 1997

Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 14, 1996 accompanying the consolidated financial statements of NUKO Information Systems, Inc. and subsidiary as of December 31, 1995 and the eight months ended December 31, 1995 and for the year ended April 30, 1995 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP


San Jose, California
September 24, 1997

                                 EXHIBIT INDEX


5.1(1)    Opinion of Grover T. Wickersham, P.C. re legality


23.1 Consent of Coopers & Lybrand L.L.P., independent accountants (see page II-8 of the Registration Statement)

23.2 Consent of Grant Thornton LLP, independent certified public accountants (see page II-9 of the Registration Statement)


23.3(1)   Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)



25.1(1) Power of Attorney (included on page II-6 of the originally-filed Registration Statement)



___________
(1) Previously filed with the original filing of this Registration Statement, filed on August 7, 1997.